Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of __________, is entered between SMJ International Holdings Inc., a company incorporated in the Cayman Islands (the “Company” and, together with its subsidiaries, the “Group”) and __________ (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an employment agreement whereby the Executive will be employed by the Company in accordance with the terms and conditions stated below;

WHEREAS, the Board of Director of the Company approved the appointment of the Executive as _________ of the Company, effective as of 28th September, 2025;

WHEREAS, the Company and the Executive understands that this Agreement shall supersede or replace the employment agreement by and between the Company and the Executive dated on 28th May, 2025;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1
Employment, Duties and Responsibilities

Section 1.01. Employment. The Executive shall serve as the __________ of the Company. The Executive hereby accepts such employment and agrees to devote substantially all of the Executive’s time and efforts to promoting the interests of the Group.

Section 1.02. Duties and Responsibilities. Subject to the supervision of and direction by the Board of Directors of the Company, the Executive shall perform such duties as are similar in nature to those duties and services customarily associated with the positions set forth above.

Section 1.03. Base of Operation. The Executive’s principal base of operation for the performance of his or her duties and responsibilities under this Agreement shall be the offices of the Company in __________, and at such other places as shall from time to time be reasonably necessary to fulfill the Executive’s obligations hereunder.

ARTICLE 2
Term

Section 2.01. Term.

(a) Subject to other terms and conditions of this Agreement, the employment pursuant to this Agreement (the “Employment”) shall commence on __________ and shall have an indefinite duration, unless it is terminated pursuant to this Agreement or as mutually agreed by the parties hereto.

(b) The Executive represents and warrants to the Company that neither the execution and delivery of this Agreement nor the performance of the Executive’s duties hereunder violates or will violate the provisions of any other agreement to which the Executive is a party or by which the Executive is bound.

(c) It is understood and agreed that to the extent an employment agreement or similar agreement has been entered into by and between a member of the Group on one hand and the Executive on the other hand (the “Operative Employment Agreement”), and the Operative Employment Agreement is terminated for any reasons pursuant to the terms therein, the Employment shall also be terminated unless mutually agreed by both parties.

ARTICLE 3
Compensation and Expenses

Section 3.01. Salary, Remuneration and Benefits.

(a) Cash Compensation. Unless otherwise specified in the Operative Employment Agreement, if any, or any other agreement between the Company or any of its subsidiaries on one hand and the Executive on the other hand, as compensation for the performance by the Executive of his/her obligations hereunder, the Company shall pay the Executive cash compensation of ______ per month, which is to be paid by one of the Company’s subsidiaries in Singapore.

(b) Equity Incentives. During the Term, the Executive shall be eligible to participate, at a level comparable to similarly situated other executives of the Company, in such long-term compensation arrangements as may be authorized from time to time by the Board, including any share incentive plan, subject to the terms and provisions of such plan and the execution of the award agreement and other related agreements between the Company and the Executive.

(c) Benefits. During the Term, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its similarly situated executives, including, but not limited to, any retirement plan, medical insurance plan and travel/holiday policy, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall reimburse all business-related expenses including, but not limited to meals, hotel, and transportation. The Company shall maintain directors and officers liability insurance covering the Executive.

(d) The Executive’s salary, remuneration and benefits shall be reviewed by the Board of Directors (or its designated committee) and/or the management of the Company in accordance with the relevant policies adopted by the Company from time to time.

Section 3.02. Expenses. The Company will reimburse the Executive for reasonable documented business-related expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder during the term of the Employment, subject, however, to the Company’s policies and guidelines relating to business-related expenses as in effect from time to time during the duration of the employment, provided that, the Executive shall provide the Company with all appropriate receipts and vouchers.

Section 3.03. Employee Benefit Plans. The Executive shall be entitled to participate during the term of the Employment in employee benefit plans, programs and arrangements of the Company as may be in effect from time to time, including, without limitation, any share incentive plan, comprehensive health insurance and retirement scheme, subject to the terms and provisions of such plan and the execution of the award agreement and other related agreements between the Company and the Executive, as well as the terms and conditions as set forth in the Operative Employment Agreement.

Section 3.04. Payer of Compensation. Subject to the terms and conditions as set forth in the Operative Employment Agreement, all compensation, salary, benefits and remuneration pursuant to this Agreement may be paid by the Company or any of its subsidiaries, as decided by the Company in its sole discretion.

ARTICLE 4
Exclusivity, Non-compete, Non-solicitation, Confidentiality, and Intellectual Property

Section 4.01. Exclusivity. The Executive agrees to perform his or her duties, responsibilities and obligations hereunder efficiently and to the best of his or her ability. The Executive agrees that the Executive will devote substantially all of the Executive’s working time, care and attention and best efforts to such duties, responsibilities and obligations throughout the term of the Employment. The Executive agrees that all of his or her activities as an employee of the Company shall be in conformity with all present and future policies, rules and regulations and directions of the Company not inconsistent with this Agreement and the Operative Employment Agreement.

Section 4.02. Non-compete, Non-solicitation and Confidentiality.

(a) Non-compete. The Executive agrees that during the term of the Employment and for the twelve (12) months following the termination for any reason of the Employment, unless otherwise agreed by the Company, he or she will not, and will cause its affiliates not to, directly or indirectly (whether as a controller, agent, director, employee, partner, shareholder, management or otherwise): (i) be employed or self-employed in, engage in or own or hold any interest in, or provide any consulting, technical and other services or any assistance to any Competing Businesses; (ii) invest in any Competing Businesses; (iii) establish an entity that engages in any Competing Businesses; or (iv) provide any services that competes with those provided by the Group to any former, current or prospective customers of the Group. As used herein, a “Competing Business” means any business that is substantially similar to, or is in direct or indirect competition or would potentially compete with, any businesses conducted by the Company or any member of the Group, including but are not limited to those conducted by the entities as specified in the Operative Employment Agreement or any other agreement between the Company or any other member of the Group on one hand and the Executive on the other hand. The Executive also agreed that, throughout the term of the Employment and at all times thereafter, he or she will not and will cause his or her affiliates not to engage in any conduct that would damage the reputation of the Group.

(b) Non-solicitation. The Executive agrees that he or she will not and will cause his or her affiliates not to, directly or indirectly, (i) employ or otherwise use the services provided by a current employee of a member of the Group, a person that has unilaterally terminated his or her employment with a member of the Group without undergoing proper departure procedures, or any former employee of a member of the Group who is subject to non-compete restrictions; (ii) during the term of the Employment and for the twelve (12) months following the termination for any reason of the Employment, solicit or attempt to solicit, divert or do business with (a) any officer, employee or independent contractor of any member of the Group to terminate his or her employment or arrangement with such member of the Group; or (b) any person, firm or company who is a customer, supplier, agent, licensee, licensor of any member of the Group or any other person that has an actual or prospective business relation with any member of the Group in the previous twelve (12) months preceding the termination of the executive officer’s employment to terminate its relationship with the Group or to alter such relationship in a manner adverse to the Group.

(c) Confidentiality. Throughout the term of the Employment and at all times thereafter, the Executive shall keep in strict confidence and not to use for his own account or divulge or disclose to any person, firm or company, except as required in the performance of his duties in connection with the employment or as required by applicable laws or if the information lawfully comes into the public domain, any trade secret, intellectual property, or any of confidential information of or relating to our Group the confidential information of any third party received by us and for which we owe confidentiality obligations to, and not to use all non-public information relating to the technology, business, financial condition and other aspects of the Company, including but not limited to know-how, confidential technical, financial, marketing, distribution and commercial information and other trade secrets, business methods, products, processes, procedures, development or experimental projects, plans, service providers, students, customers and users and such non-public information relating to the students, customers, users and suppliers of the Group, and, except as authorized by the Company, may not disclose or provide to any person, firm, corporation or entity such non-public information, and may not use such non-public information for any purpose other than to fulfill his or her responsibilities in the best interest of the Company.

The Executive shall also comply with the Company’s corporate policies and any other agreements on confidentiality that the Executive may enter into with the Company or any other member of the Group. This provision and such other confidentiality policies and agreements are hereinafter collectively referred to as the “Confidentiality Terms.” The Executive shall comply with the Confidentiality Terms throughout the term of the Employment and at all times thereafter.

(d) Operative Employment Agreement. Both parties hereto acknowledge that the Executive shall continue to comply with the provisions relating to non-compete, non-solicitation and confidentiality in the Operative Employment Agreement or another agreement entered into between the Company or any other member of the Group on one hand and the Executive on the other hand.

Section 4.03. Transfer of Intellectual Property. The Executive hereby agrees to transfer to the Company or another member of the Group as designated by the Company in confidence all intellectual property rights in the works created during the Employment or other intellectual property rights deemed to be occupational works in accordance with applicable laws and regulations (the “Occupational Works”). The “intellectual property rights” as referred to in this section means all current and future intellectual property rights, including but not limited to all inventions, designs, trade secrets, patent rights, trademarks or copyrights in any country, whether registered or not. The Executive agrees that, throughout the course of the Employment and at all times thereafter, he or she shall execute necessary documents and take necessary action to implement the foregoing transfer of the Occupational Works to the Group. The Executive acknowledged that the Company shall, where permitted by applicable laws and regulations, hold all rights and interests in the Occupational Works, including any patent or copyrights. The Executive further agrees that, throughout the course of the Employment and at all times thereafter, the Executive and his or her heirs, assignees and representatives will, upon the Company’s requests, assign exclusively to the Company or another member of the Group as designated by the Company any right, title and interest in the Occupational Work and assist in the preparation and execution of all applications and instruments and carry out other tasks or procedures necessary in accordance with applicable laws and regulations for the Company or another member of the Group as designated by the Company to obtain and maintain the patent and other intellectual property right in any applicable jurisdictions and/or protecting the rights and interests of the Company or another member of the Group as designated by the Company in the Occupational Works.

ARTICLE 5
Termination of the employment

Section 5.01. Termination by Company. The Company shall have the right to terminate the Employment at any time with “Cause” without advance notice pursuant to the terms and conditions hereof. The Company may terminate the employment for cause without notice, at any time for certain acts, such as repeated or continuing breach of the executive officer’s obligations under the employment agreement, any act or conduct which would bring the executive officer or the Company into disrepute, any serious misconduct, unreasonable absenteeism or willful disobedience of our Company’s lawful orders, willful refusal to perform all or any duties, insubordination, breach of company secrecy, or violation of the applicable laws and regulations. For purposes of this Agreement, “Cause” shall have the meanings ascribed to it in the Operative Employment Agreement. For purposes of this Section 5.01, no act or failure to act, on the part of the Executive shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the act or omission of the Executive was in the best interest of the Company. The Company may also terminate the Executive’s employment at any time without Cause by giving a three (3) months’ advance notice in writing.

Section 5.02. Termination by the Executive. The Executive shall have the right to terminate the Employment at any time by giving a three (3) months’ advance notice in writing or upon payment of three (3) months’ remuneration in lieu of notice for the relevant notice period.

Section 5.03. Death. In the event the Executive passes away during the term of the Employment, this Agreement shall automatically terminate, effective on the date of the Executive’s death.

Section 5.04. Effect of Termination.

(a) In the event of termination of the Executive’s employment, by either party for any reason, the Company shall pay to the Executive (or his or her beneficiary in the event of his or her death) any base salary or other compensation earned but not paid to the Executive prior to the effective date of such termination. All other benefits due the Executive following his or her termination of employment shall be determined in accordance with the plans, policies and practices of the Company.

(b) In the event of termination of the Executive’s employment by the Company other than for Cause, the Company shall pay to the Executive any additional amount as provided by applicable law.

ARTICLE 6
Miscellaneous

Section 6.01. Benefit Assignment; Assignment; Beneficiary. This Agreement shall inure to the benefit of and be binding upon the Company and its assigns. This Agreement shall also inure to the benefit of, and be enforceable by, the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the Executive’s beneficiary, devisee, legatee or other designee, or if there is no such designee, to the Executive’s estate.

Section 6.02. Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, national overnight courier, or email. In the case of the Company, to the office or email account of the Head of Human Resources; and in the case of the Executive, to the address or email account appearing on the employment records of the Company, from time to time. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given.

Section 6.03. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties hereto with respect to the terms and conditions of the Executive’s employment with the Company and, subject to Section 4.02(d) of this Agreement, supersedes any and all prior agreements and understandings, whether written or oral, between the parties hereto with respect to the employment of the Executive with the Company. For the avoidance of doubt, in case of any conflict between this Agreement and the Operative Employment Agreement as to the Executive’s compensation, the term of the Employment, and the Executive’s non-compete, confidentiality and non-solicitation obligations, the Operative Employment Agreement shall prevail. This Agreement may not be changed or modified except by an amendment in writing signed by both of the parties hereto.

Section 6.04. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 6.05. Headings. The article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

Section 6.06. Governing Law.  This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the Republic of Singapore.

Section 6.07. Agreement To Take Actions. Each party hereto shall execute and deliver such documents, certificates, agreements and other instruments, and shall take such other actions, as may be reasonably necessary or desirable in order to perform his or its obligations under this Agreement or to effectuate the purposes hereof.

Section 6.08. Dispute Resolution. The Parties shall use their best endeavours to settle any dispute arising from this Agreement by negotiating an amicable agreement, failing which, in respect of any dispute or difference of any kind arising in respect of this Agreement, the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the Courts in Singapore.

Section 6.09. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

Section 6.10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

Section 6.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

Section 6.13. Withholding. All payments to the Executive hereunder shall be subject to withholding to the extent required by applicable law.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SMJ International Holdings Inc.

By:
Name:
Title:

EXECUTIVE

Name:
Title: